Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Arizona Dividend Advantage Municipal Fund
333-49260
811-09459


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011 and then to January 31, 2012. The fundamental policy items were further adjourned to March 5, 2012 where the items were approved by shareholders.

Voting results for January 31 are as follows:

<c> Common and Preferred shares voting
together as a class
<c>Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
               1,162,602
                394,600
   Against
                  180,784
                123,900
   Abstain
                    46,123
                    1,000
   Broker Non-Votes
                  215,808
                  22,999
      Total
               1,605,317
                542,499



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
               1,165,252
                394,600
   Against
                  182,534
                123,900
   Abstain
                    41,723
                    1,000
   Broker Non-Votes
                  215,808
                  22,999
      Total
               1,605,317
                542,499







Proxy materials are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-089999.